EXHIBIT 10

Material Contracts

The following contracts are included with this Registration:

Exhibit 10.1	.........	Employment agreement with Willis Hale, Director, CEO and President
Exhibit 10.2	.........	Lease for property located at 750 East Sample Rd., Pompano Beach, FL 33064
Exhibit 10.3	.........	Lease for property located at 184 N.E. 168th St., North Miami Beach, FL 33162
Exhibit 10.4	.........	Lease for property located at 1450 South Dixie Hwy, Boca Raton, FL 33432